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                   Raytech Corporation and Subsidiaries


                                  PART II
                               EXHIBIT (11)


              SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                   (in thousands, except per share data)

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                                     For the 13 Weeks Ended   For the 39 Weeks Ended
                                     Oct. 1,        Oct. 2,   Oct. 1,       Oct. 2,
                                      1995           1994      1995           1994

Net income                           $ 1,586       $ 1,906    $ 11,808     $ 7,485

Shares outstanding at beginning
  of year                          3,218,968     3,199,133   3,218,968   3,199,133

Add weighted average of stock
  options exercised                   11,115         5,397       5,623       3,035

Deduct weighted average shares to
  treasury                                (3)          (33)         (2)        (15)

Add common equivalent shares for
  assumed exercise of employee
  stock options                      159,321       226,779     189,983     207,878

Weighted average number of shares
  used in calculation of primary
  income per share                 3,389,401     3,431,276   3,414,572   3,410,031


Income per share                      $  .47        $  .56       $3.46       $2.20

Primary income per
  common share                        $  .47         $ .56       $3.46       $2.20


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